Exhibit (e)(33)

BOARD OF DIRECTORS—GENERAL INFORMATION

Directors Continuing in Office

Series B Class I Directors (Term expires in 2008):

Frank A. Bennack, Jr. has served as one of our Directors since the consummation of the Hearst Transaction on August 29, 1997.  In December 2002, Mr. Bennack was designated to serve as the presiding director of periodic executive sessions of the Board of Directors in which management directors and other members of management do not participate.  Mr. Bennack served as President and Chief Executive Officer of Hearst from January 1979 through May 2002.  Since June 1, 2002, Mr. Bennack has served as Vice Chairman of Hearst’s Board of Directors and Chairman of Hearst’s Executive Committee.  He is also a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation.  Mr. Bennack is also a Director of Polo Ralph Lauren Corporation and was a Director of Wyeth until February 28, 2006 and of J.P. Morgan Chase & Co. until July 1, 2004.

John G. Conomikes has served as one of our Directors since the consummation of the Hearst Transaction on August 29, 1997.  From June 1999 to November 2002 Mr. Conomikes served as Senior Vice President of Hearst.    Mr. Conomikes also served as our President and Co-Chief Executive Officer from August 1997 to June 1999.  Prior to this time, he served as a Vice President of Hearst and the General Manager of Hearst’s broadcast group since March 1983.  From January 1981 to March 1983, Mr. Conomikes served as Hearst’s General Manager of Television and from February 1970 to January 1981, served as Vice President and General Manager of WTAE in Pittsburgh, Pennsylvania.  Mr. Conomikes joined Hearst in 1959 at WTAE where he served in various positions before assuming the Vice President and General Manager positions at the station.  Mr. Conomikes is also a member of Hearst’s Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation.

George R. Hearst, Jr. has served as one of our Directors since the consummation of the Hearst Transaction on August 29, 1997.  Mr. Hearst has served as the Chairman of the Board of Directors of Hearst since March 1996.  From April 1977 to March 1996, Mr. Hearst served as a Vice President of Hearst and headed its real estate activities.  He is also a Trustee of the Trust established under the Will of William Randolph Hearst, a Director of the William Randolph Hearst Foundation and the President and a Director of The Hearst Foundation.  Mr. Hearst is a cousin of William R. Hearst III.

Bob Marbut served as Co-Chief Executive Officer and Chairman of our Board of Directors from August 29, 1997 through December 31, 2002 and has served as one of our Directors since the consummation of the Hearst Transaction on August 29, 1997.  Mr. Marbut currently serves as Executive Chairman of Electronics Line 3000 Ltd., a company that develops and markets electronic security systems, and as Executive Chairman of SecTecGLOBAL, Inc., the U.S.-based wholly-owned subsidiary of Electronics Line 3000.  Also, he serves as Chairman and Co-Chief Executive Officer of Argyle Security Acquisition Corporation, a NASDAQ company that seeks to acquire companies in the electronic security sector.  Previously, Mr. Marbut served as the Co-Founder, Chairman and Chief Executive Officer of Argyle Television, Inc. from August 1994 until August 29, 1997.  In addition to Electronics Line 3000 and Argyle Security Acquisition Corporation, Mr. Marbut is also a Director of the Tupperware Brands Corporation and Valero Energy Corporation.

Gilbert C. Maurer has served as one of our Directors since the consummation of the Hearst Transaction on August 29, 1997.  Mr. Maurer served as Chief Operating Officer of Hearst from March 1990 until March 1998 and as Executive Vice President of Hearst from June 1985 until September 1998.  Mr. Maurer currently is serving as a consultant to Hearst. Mr. Maurer is a member of Hearst’s Board of Directors, a Trustee of the Trust established under the Will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation.

Series A Class I Director (Term expires in 2008):

Caroline L. Williams has served as one of our Directors since 1994.  From May 2001 to June 2005, Ms. Williams served as Chief Financial and Investment Officer of The Nathan Cummings Foundation.  She currently serves as Director of Shareholder Activities for the Foundation.  Ms. Williams served as President of Grey Seal Capital, an investment and consulting firm from October 1997 through May 2001.  From July 1992 through September 1993, Ms. Williams served as the Vice President, Program Support of TechnoServe, a non-profit organization providing business, management and technical assistance to community-based enterprises in Latin America and Africa.

Information Regarding the Board of Directors and its Committees

Our Board of Directors held a total of five meetings in 2006.  Each director attended (either in person or by telephone) at least 75% of the total number of meetings held by the Board of Directors.  Each director attended (either in person or by telephone) at least 75% of the total number of meetings held by all Board committees on which he or she served.   Members of our Board are also invited and encouraged to attend our annual meeting of stockholders.  Ten of our then 12 Board members attended last year’s annual meeting.

Our Board of Directors has a standing Audit Committee, Compensation Committee and an Executive Committee.  Because Hearst Broadcasting controls a majority of our voting stock, we qualify as a “controlled company” under New York Stock Exchange (“NYSE”) listing standards.  As a controlled company, we are not subject to certain NYSE listing standards which regulate the composition of listed company boards and compensation committees.   As a controlled company, we also are exempt from the NYSE listing requirement to have, and we do not have, a standing nominating committee.

Audit Committee.    The Audit Committee consists of Ken J. Elkins, David Pulver and Caroline L. Williams.  The Audit Committee assists our Board of Directors in its oversight of our financial reporting practices and the quality and integrity of our financial statements.  The Audit Committee also retains the independent auditors to audit our financial statements (subject to stockholder ratification) and consults with our independent auditors and with personnel from the internal financial staff with respect to corporate accounting, reporting and internal control practices.  The Board of Directors has determined that each member of the Audit Committee is financially literate in accordance with NYSE listed company standards.  In addition, the Board of Directors has determined that each member of the Audit Committee is independent in accordance with NYSE listed company standards, including the enumerated criteria in NYSE Rule 303A.02(b), and has affirmatively determined that no member of the Audit Committee has a “material relationship” with the Company as defined in NYSE Rule 303A.02(a).  In making this determination, the Board noted that Caroline Williams and David Pulver have not had any relationship with the Company other than as a director, and that, while Ken Elkins was an officer of Pulitzer prior to joining the Company’s Board, that relationship was not deemed material because the Company acquired Pulitzer over eight years ago and Mr. Elkins ceased to be an employee of Pulitzer at that time.   Our Board has further determined that David Pulver, Chair of the Audit Committee, qualifies as an “audit committee financial expert” as defined in SEC Regulation S-K (see “Election of Directors Proposal” above for a description of David Pulver’s relevant experience).  The Audit Committee met 11 times during 2006.  Our Audit Committee Charter is attached to this proxy statement as Exhibit B, and is available on our Website at www.hearstargyle.com.  You may also request a copy of our Audit Committee Charter by writing to us at Investor Relations, Hearst-Argyle Television, Inc., 300 West 57th Street, New York, New York 10019.

Compensation Committee.    The Compensation Committee consists of Frank A. Bennack, Jr., Victor F. Ganzi, Michael E. Pulitzer, David Pulver and Caroline L. Williams.  Ms. Williams serves as Chair of the Compensation Committee.  The Compensation Committee reviews and approves salary and bonus levels for executive officers and total compensation for our senior executive officers.  The Compensation Committee also has the power to recommend to the Board (and in limited circumstances to make) stock option and restricted stock awards to participants in our incentive compensation plans.  The Compensation Committee met fiv e times during 2006.  Our Compensation Committee Charter is available on our Website at www.hearstargyle.com.  You may also request a copy of our Compensation Committee

Charter by writing to us at Investor Relations, Hearst-Argyle Television, Inc., 300 West 57th Street, New York, New York 10019.

Executive Committee.    The Executive Committee consists of David J. Barrett, Frank A. Bennack, Jr., John G. Conomikes, Victor F. Ganzi, George R. Hearst, Jr., Bob Marbut and David Pulver.  Mr. Conomikes serves as Chair of the Executive Committee.  During the intervals between meetings of the Board of Directors, the Executive Committee may exercise all of the powers of our Board of Directors in the direction and management of the business and affairs of the Company.  The Executive Committee did not meet during 2006.

Non-Management and Independent Directors Meetings.   Our non-management directors, who consist of all of the members of our Board of Directors except for David J. Barrett (Victor F. Ganzi has also recused himself from such meetings from time to time, although he is not a member of the Company’s management and is under no obligation to do so), met in executive session four times during 2006.  In addition, those directors whom our Board of Directors has determined are independent, David Pulver, Caroline L. Williams and Ken Elkins, met in executive session once in 2006.   Frank A. Bennack, Jr. serves as the presiding director over executive sessions of the non-management members of our Board of Directors.  The presiding director also addresses matters related to our corporate governance.  Any shareholder, employee or other interested person wishing to express concerns to the non-management directors on our Board about (a) our operations, (b) our financial reporting or (c) any other matter related to us, may submit information that describes his or her concerns by mail to Presiding Director, Hearst-Argyle Television, Inc., 300 West 57th Street, New York, New York 10019, or by phoning us at our ReportLine discussed on the following page.

Director Qualification Standards and Nomination Process.  Because we are a controlled company as defined by NYSE listing standards, we are not required to have, and do not have, a standing nominating committee.  Our Amended and Restated Certificate of Incorporation provides for classified directors — the holders of Series A Common Stock elect the two Series A Directors and Hearst Broadcasting, as the sole holder of the Series B Common Stock, elects the balance of the directors, who are designated as the Series B Directors.  The Board selects nominees to be considered for election in accordance with our Corporate Governance Guidelines, which are available on our Website at www.hearstargyle.com.

While we have relied primarily on recommendations from management and members of our Board to identify director nominee candidates, our Board will also consider any candidate who is timely recommended by a stockholder as a nominee to serve as a Series A Director.  Stockholders wishing to suggest a candidate for director nomination for the 2008 Annual Meeting should mail their suggestions to Secretary, Hearst-Argyle Television, Inc., 300 West 57th Street, New York, New York 10019.  Suggestions must be received by the Secretary no later than December 4, 2007.  The manner in which our Board evaluates director nominee candidates suggested by stockholders will not differ from the manner in which they evaluate candidates recommended by other sources.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to all our employees, including our Chief Executive Officer, our Chief Financial Officer and our Controller.  The Code of Business Conduct and Ethics is available on our Website at www.hearstargyle.com.  You may also request a copy of our Code of Business Conduct and Ethics by writing to us at Investor Relations, Hearst-Argyle Television, Inc., 300 West 57th Street, New York, New York 10019.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that set the framework within which the Board and management fulfill their respective responsibilities.  The Corporate Governance Guidelines are available on our Website at www.hearstargyle.com.  You may also request a copy of our Corporate Governance Guidelines by writing to us at Investor Relations, Hearst-Argyle Television, Inc., 300 West 57th Street, New York, New York 10019.

ReportLine

We have a telephone hotline for employees and others to submit their concerns regarding a possible violation of our Code of Business Conduct and Ethics, questionable accounting or auditing matters, or other concerns.  To submit a concern, you may call our ReportLine at 1-800-450-4209.  You may choose to direct your concerns to the Board, to the non-management members of the Board, or to the Audit Committee.  Any concerns regarding accounting or auditing matters will be automatically directed to our Audit Committee.  All communications that we receive from our ReportLine will be kept confidential, and anonymous calls will be accepted.  Information about our ReportLine is also available on our Website at www.hearstargyle.com.

Independent Auditors Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, (collectively, the “Deloitte Entities”) audited our annual consolidated financial statements for the year ended December 31, 2006 and reviewed our interim financial statements included in our Quarterly Reports on Form 10-Q for the year ended December 31, 2006.  Representatives of the Deloitte Entities are expected to be present at the Annual Meeting of Stockholders to answer questions.  We will give them the opportunity to make a statement if they wish to do so.

Audit and Other Fees

The fees billed by the Deloitte Entities for various types of professional services and related expenses during the years ended December 31, 2006 and December 31, 2005 were approximately as follows:

Type of Service	Fees for the year ended December 31, 2006	Fees for the year ended December 31, 2005
Audit	$1,876,150	$1,948,393
Audit-Related	$110,100	$108,500
Tax	—	—
All Other	—	—

Audit fees in 2006 and 2005 consisted of fees for the audits of the annual consolidated financial statements, reviews of the statements included in our quarterly reports on Form 10-Q and professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Fees for audit-related services in 2006 and 2005 consisted of the audits of our employee benefit plans and the stand-alone audit of Hearst-Argyle Capital Trust, our wholly-owned unconsolidated subsidiary (the “Trust”).

In 2006 and 2005, there were no fees paid to the Deloitte Entities for tax or other services.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee Charter requires that the Audit Committee pre-approve all auditing services and permitted non-audit services provided to us or our subsidiaries by our independent auditors.

The Audit Committee has determined that the provision of audit services for the employee benefit plans and the stand-alone audit of the Trust during the year ended December 31, 2006 was compatible with the maintenance of the independence of the Deloitte Entities.   For the year ended December 31, 2006, the Audit Committee pre-approved all services rendered by the Deloitte Entities.

The Audit Committee will select the firm that audits our financial statements (subject to stockholder ratification) and will determine the compensation for that firm.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2006, the Compensation Committee consisted of Frank A. Bennack, Jr., Victor F. Ganzi, Michael E. Pulitzer, David Pulver and Caroline L. Williams.  Mr. Bennack serves as Vice Chairman of Hearst’s Board of Directors.   Mr. Ganzi is President and Chief Executive Officer of Hearst.  We also have entered into transactions with Hearst and its affiliates from time to time.    See “Certain Relationships and Related Transactions.”  Mr. Barrett, our President and Chief Executive Officer, is a Director of Hearst, but is not a member of Hearst’s compensation committee.  Prior to consummation of the Pulitzer Merger in 1999, Mr. Pulitzer served as Chairman of the Board, President and Chief Executive Officer of Pulitzer.